Exhibit 99.1

PIONEER BANKSHARES, INC. EARNINGS RELEASE

Stanley, VA — Pioneer Bankshares, Inc., the parent company of Pioneer Bank, reported net earnings of $799,000 as of June 30, 2007 compared to $816,000 as of June 30, 2006. Earnings per share, as of June 30, 2007, were $0.79 compared to $0.81 for the same period last year. The slight decrease in earnings is primarily the result of reduced securities gains for the current reporting period as compared to the same period last year. Securities gain transactions are considered to be non-recurring in nature and generally fluctuate with economic and market conditions.

The Company’s loan portfolio grew by $8.0 million or 6.74% during the first half of 2007. The deposit portfolio grew by $9.7 million or 7.75% during the first half of 2007. The Company’s net growth in assets for the six month period ending June 30, 2007 was $10.5 million, which represents a 6.89% increase. The Company’s growth trends are primarily attributed to management’s focus on increasing its loan portfolio in the category of small to medium sized commercial loans, as well as continued efforts in the residential and consumer loan portfolios.

Additional financial highlights for the period ending June 30, 2007 are included in the following table.

Pioneer Bankshares, Inc. is a one-bank holding company located in Page County, Virginia. It owns and operates Pioneer Bank with seven banking locations. The company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg (2), Stanardsville, and Charlottesville, Virginia.

Pioneer Bankshares, Inc. stock is traded on the OTC Bulletin Board under the symbol PNBI.OB.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands)

	Six Months Ended June 30,
	2007	2006
Condensed Statement of Income
Interest and dividend income	$5,236	$4,779
Interest expense	1,881	1,497

Net interest income	3,355	3,282

Provision for loan losses	140	144

Net interest income after provision for loan losses	3,215	3,138

Noninterest income	553	608
Noninterest expense	2,564	2,511

Income before income taxes	1,204	1,235
Income tax expense	405	419

Net Income	$799	$816

	June 30, 2007	December 31, 2006
Balance Sheet Summary
Assets	$162,083	$151,631
Deposits	134,443	124,778
Loans, Net	126,826	118,822
Stockholders’ Equity	15,740	15,218